EXHIBIT 10.10

ZULILY, INC.
2015 EXECUTIVE INCENTIVE PROGRAM

Purpose
The zulily, inc. 2015 Executive Incentive Program (the “Program”) is established by zulily, inc. (the “Company”) as of December 29, 2014. The Program is designed to motivate, retain and reward eligible employees of the Company with cash bonuses for achieving certain performance objectives from December 29, 2014 through January 3, 2016 (“FY 2015”). The performance objectives shall be divided in two six month periods consisting of the first two quarters of FY 2015 (“First Half Bonus Period”) and the last two quarters of FY 2015 (“Second Half Bonus Period”).
Eligibility
In order to be eligible to participate in the Program, an individual must be employed full-time as an “officer” of the Company (as defined under Section 16 of the Securities Exchange Act of 1934, as amended, and Rule 16a-1 thereunder) (each a “Participant”).
In order to be eligible to receive a bonus under the Program, a Participant: (1) must remain actively employed by the Company through the date bonuses are paid under the Program; (2) must be satisfactorily performing his or her job; (3) must be in compliance with all applicable laws, all Company policies, and all agreements with the Company (including the Confidential Information and Inventions Agreement); and (4) must have fully repaid any excess advances, overpayment, or debts to the Company. For any Participant who joins during the eligible window of a bonus period, the bonus amounts for such period shall be pro rated based on Eligible Earnings.
To be eligible during the First Half Bonus Period, a Participant must have started work before March 30, 2015 and to be eligible during the Second Half Bonus Period, a Participant must have started work before September 28, 2015.
Performance Objectives
The amount of a Participant’s bonus under the Program will be based on (1) the Company’s achievement of certain corporate performance objectives (the “Corporate Objectives”) and (2) the Participant’s achievement of certain individual performance objectives, which may include certain department, group and/or team objectives applicable to the Participant (the “Individual Objectives”).
The Corporate Objectives will be established by the Company’s Board of Directors (the “Board”) or the Compensation Committee of the Board (the “Committee”). The Board or the Committee will establish one or more Corporate Objectives that will determine, in part, the amount of a Participant’s bonus under the Program.
The Individual Objectives will be established by the Committee based upon recommendations made by the CEO (except in the case of the CEO, in which case the Committee shall have complete responsibility for establishing the Individual Objectives applicable to the CEO).
The Board or the Committee may assign a relative weighting to any Corporate Objective or Individual Objective and may adjust such weighting at any time.

Target Bonuses
Under the Program, each Participant will be assigned a target bonus equal to a specified percentage of the Participant’s Eligible Earnings during FY 2015, with such percentage based upon the Participant’s position or level at the Company (the “Target Bonus”). A Participant’s Target Bonus represents the amount that the Participant may be eligible to receive as an actual bonus under the Program if the applicable Corporate Objectives and Individual Objectives, if any, are fully met at targeted levels. A Participant’s actual bonus may be greater or less than the Participant’s Target Bonus (but may not exceed 200% of the Participant’s Target Bonus), depending on the level of achievement of the applicable Corporate Objectives and Individual Objectives, if any.
Under the Program, the Target Bonuses range from 0% to 40% (0% to 50% in the case of the Chief Executive Officer of the Company) of a Participant’s FY 2015 Eligible Earnings for each bonus period.
For purposes of the Program, “Eligible Earnings” means the following:

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For each Participant in the U.S., Eligible Earnings means the Participant’s base wages, as reported on his or her Form W-2, excluding any one-time payments, bonuses or other incentive compensation and expense reimbursements, but including any holiday/PTO pay.

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For each Participant outside the U.S., Eligible Earnings means the Participant’s 12-month base salary, prorated based on the Participant’s date of hire, excluding any one-time payments, bonuses or other incentive compensation, allowances, and expense reimbursements.

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In each case, Eligible Earnings shall be determined based on the amount of actual Eligible Earnings during the First Half Bonus Period and Second Half Bonus Period, as applicable (the Committee shall determine the allocation of Eligible Earnings during FY 2015 to the applicable bonus period in its sole discretion).

Actual Bonuses
Shortly after the conclusion of each of the First Half Bonus Period and Second Half Bonus Period, the Committee will determine the amount of a Participant’s actual bonus under the Program for such semi-annual period based on the level of achievement of the applicable Corporate Objectives and Individual Objectives.
Adjustment of Target Bonuses based on Corporate Objectives and Individual Objectives
The Committee will determine the amount of each Participant’s actual bonus by adjusting the Participant’s Target Bonus based on (1) the degree to which the Company has achieved the Corporate Objectives previously established under the Program and (2) the degree to which the Participant has achieved his or her Individual Objectives, if any, previously established under the Program. The Committee will take into consideration any weighting assigned to the Corporate Objectives or Individual Objectives.
In determining the degree to which a Participant has achieved his or her Individual Objectives, if applicable, the Committee will consider the recommendations made by the CEO (except in the case of the CEO’s Individual Objectives, in which case the Committee shall have complete responsibility for determining the degree to which the CEO has achieved his Individual Objectives). Bonuses are earned at the time of payment.

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Timing of Bonus Payments Under the Program
Payment of bonuses under the Program is expected to occur in the third quarter of FY 2015 for the First Half Bonus Period and in first quarter of 2016 for the Second Half Bonus Period, in each case on a date determined by the Company. In order to be eligible to earn a bonus under the Program, a Participant must remain actively employed by the Company through the date bonuses are paid under the Program. If the Participant’s employment with the Company ends for any reason, whether voluntary or involuntary, prior to the time of payment, then the Participant will not be eligible for and will not earn or receive any payments under the Program that are not yet earned. In no event will bonuses under the Program be paid later than the date that is the 15th day of the third calendar month of the year following the year in which the bonus is deemed to be earned, as the Program is intended to comply with Treasury Regulation Section 1.409A-1(b)(4) and will be interpreted and administered in compliance therewith to the greatest extent possible.
Miscellaneous Provisions
The Program will be administered by the Committee which has the sole discretion to resolve any ambiguities in the Program and any decisions made in good faith by the Committee will be final and binding on all Participants. The Committee may amend or terminate the Program at any time, with or without notice. The Committee may likewise terminate an individual’s participation in the Program at any time, with or without notice. Further, the Board or the Committee may modify the Corporate Objectives, the Individual Objectives, the Target Bonuses and/or the weighting of the Corporate Objectives or Individual Objectives at any time.
Participation in the Program will not alter in any way the at will nature of the Company’s employment of a Participant, and such employment may be terminated at any time for any reason, with or without cause and with or without prior notice. Nothing in the Program will be construed to be a guarantee that any Participant will receive all or part of a bonus or to imply a contract between the Company and any Participant.
This Program supersedes and replaces all prior cash incentive and bonus plans of the Company, other than any commission plan, performance improvement plan or severance plan.
Any bonuses paid under the Program will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.
The Program will be interpreted in accordance with Washington law without reference to conflicts of law principles. For the purposes of any dispute that may arise directly or indirectly from this Program, the parties hereby submit and consent to the exclusive jurisdiction of the State of Washington and agree that any such litigation shall be conducted only in the courts of Washington or the federal courts for the United States of the Western District of Washington and no other courts.

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